Exhibit 4.8

JUCESP PROTOCOL

0.841.901/18-1

PRIVATE INSTRUMENT OF INDENTURE OF THE NINTH (9th) ISSUE OF SIMPLE, NON-CONVERTIBLE, UNSECURED DEBENTURES, IN UP TO THREE SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED DISTRIBUTION EFFORTS, OF NATURA COSMÉTICOS S.A.

By this private instrument, on one part,

(a)    NATURA COSMÉTICOS S.A., a joint-stock company, registered as a publicly-held company before the Brazilian Securities Commission (“CVM”), with its principal place of business in the city of São Paulo, State of São Paulo, at Avenida Alexandre Colares, n°. 1188, Vila Jaguara, CEP 05106-000, enrolled in the National Register of Legal Entities (“CNPJ/MF”) under No. 71.673.990/0001-77, herein represented pursuant to its bylaws (“Issuer”);

and, on the other part

(b)     PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, a financial institution authorized to operate by the Central Bank of Brazil, organized as a joint-stock company, with its principal place of business in the city of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas, nº. 4200, Bloco 08, Ala B, Salas 302, 303, e 304, Barra da Tijuca, CEP 22640-102, enrolled in the CNPJ/MF under No. 17.343.682/0001-38, as representative of the debenture holders contemplated by this issue (“Debenture Holders”), herein represented by its legal representative duly authorized and identified on the respective signature page of this instrument (“Trustee”);

Issuer and Trustee are jointly referred to as “Parties” and, individually, as “Party”.

The Parties hereby and pursuant to the law enter into this Private Instrument of Indenture of the Ninth (9th) Issue of Simple, Non-Convertible, Unsecured Debentures, in up to Three Series, for Public Distribution with Restricted Distribution Efforts, of Natura Cosméticos S.A. (The “Issue Indenture” and the “Debentures”, respectively), under the following clauses and conditions:

CLAUSE I    DEFINITIONS

1.1.    Without prejudice to the other terms defined in this Issue Indenture, the following terms shall be used in this Issue Indenture, be they in the singular or plural form, with the meaning set forth in this Clause I, as follows:

1.1.1.    “Credit Rating Agency”: has the meaning established in item 5.15.1;

1.1.2.    “Trustee”: has the meaning established in item (b) of the preamble;

1.1.3.    “Hedge Adjustments”: has the meaning established in item 7.1(r) (ii);

1.1.4.    “ANBIMA”: has the meaning established in item 3.3.1;

1.1.5.    “General Debenture Holders Meeting”: has the meaning established in item 10.1;

1.1.6.    “General First Series Debenture Holders Meeting”: has the meaning established in item 5.2.6;

1.1.7.    “General Second Series Debenture Holders Meeting”: has the meaning established in item 5.2.6;

1.1.8.    “General Third Series Debenture Holders Meeting”: has the meaning established in item 5.2.6;

1.1.9.    “B3 - Cetip UTVM Segment”: has the meaning established in item 3.6.1;

1.1.10.    “CETIP21” has the meaning established in item 3.6.1;

1.1.11.    “Closing Communication”: has the meaning established in item 4.6.2;

1.1.12.    “Start Communication”: has the meaning established in item 4.6.2;

1.1.13.    “CNPJ/MF” has the meaning established in the Preamble;

1.1.14.    “Placement Agreement”: has the meaning established in item 4.6.1;

1.1.15.    “Relevant Subsidiaries” : has the meaning established in item 7.1.1;

1.1.16.    “Bookrunners” : has the meaning established in item 4.6.1;

1.1.17.    “CVM”: has the meaning established in item (a) of the preamble;

1.1.18.    “Settlement Bank” : has the meaning established in item 4.8.1;

1.1.19.    “Issue Date”: has the meaning established in item 5.1.1;

1.1.20.    “Date of Payment of Compensatory Interest”: has the meaning established in item 5.4.1;

1.1.21.    “Maturity Dates”: has the meaning established in item 5.1.5;

1.1.22.    “First Series Maturity Date”: has the meaning established in item 5.1.5;

1.1.23.    “Second Series Maturity Date”: has the meaning established in item 5.1.5;

1.1.24.    “Third Series Maturity Date”: has the meaning established in item 5.1.5;

1.1.25.    “Debentures” : has the meaning established in the preamble;

1.1.26.    “First Series Debentures”: has the meaning established in item 4.4.1;

1.1.27.    “Second Series Debentures”: has the meaning established in item 4.4.1;

1.1.28.    “Third Series Debentures”: has the meaning established in item 4.4.1;

1.1.29.    “Outstanding Debentures” : has the meaning established in item 10.3.2;

1.1.30.    “Outstanding First Series Debentures”: has the meaning established in item 10.3.2;

1.1.31.    “Outstanding Second Series Debentures”: has the meaning established in item 10.3.2;

1.1.32.    “Outstanding Third Series Debentures”: has the meaning established in item 10.3.2;

1.1.33.    “Debenture Holders”: has the meaning established in item (b) of the preamble;

1.1.34.    “Business Day”: has the meaning established in item 5.2.10;

1.1.35.     “Net Debt” has the meaning established in item 7.1(r) (ii);

1.1.36.    “DOESP”: has the meaning established in item 3.4.1;

1.1.37.    “EBITDA” : has the meaning established in item 7.1(r) (ii);

1.1.38.    “Material Adverse Effect”: has the meaning established in item 7.1.1;

1.1.39.    “Issue” has the meaning established in item 3.1;

1.1.40.    “Issuer”: has the meaning established in item (a) of the preamble;

1.1.41.    “Issue Indenture”: has the meaning established in the preamble;

1.1.42.    “Bookkeeping Agent”: has the meaning established in item 4.8.1;

1.1.43.    “Early Maturity Event”: has the meaning established in item 7.1;

1.1.44.    “Financial Index”: has the meaning established in item 7.1(r);

1.1.45.    “CVM Rule No. 358”: has the meaning established in item 8.1(a)(v);

1.1.46.    “CVM Rule No. 476”: has the meaning established in item 3.1;

1.1.47.    “CVM Rule No. 539”: has the meaning established in item 3.6.2;

1.1.48.    “CVM Rule No. 583”: has the meaning established in item 9.4.1 (xiii);

1.1.49.    “Professional Investors” : has the meaning established in item 4.6.4;

1.1.50.    “JUCESP”: has the meaning established in item 3.4.1;

1.1.51.    “Compensatory Interest”: has the meaning established in item 5.2.2;

1.1.52.    “First Series Compensatory Interest”: has the meaning established in item 5.2.2. (i);

1.1.53.    “Second Series Compensatory Interest”: has the meaning established in item 5.2.2. ii;

1.1.54.    “Third Series Compensatory Interest”: has the meaning established in item 5.2.2. (iii);

l.1.55.    “Leasing”: has the meaning established in item 7.1(r) (ii);

1.1.56.    “Corporation Law”: has the meaning established in item 2.1;

1.1.57.    “Anticorruption Laws”: has the meaning established in item 8.1 (dd);

1.1.58.    “MDA”: has the meaning established in item 3.6.1;

1.1.59.    “Restricted Offer”: has the meaning established in item 3.1;

1.1.60.    “Parties” or “Party”: has the meaning established in the preamble;

1.1.61.    “DI Rate Absence Period”: has the meaning established in item 5.2.6;

1.1.62.    “Capitalization Period”: has the meaning established in item 5.2.4.4;

1.1.63.    “Distribution Plan”: has the meaning established in item 4.6.3;

1.1.64.    “First Date of Subscription and Full Payment”: has the meaning established in item 5.1.4;

1.1.65.    “Bookbuilding Procedure”: has the meaning established in item 4.7.1;

1.1.66.    “BoD Meeting”: has the meaning established in item 2.1;

1.1.67.    “DI Rate”: has the meaning established in item 5.2.12;

1.1.68.    “Replacement Rate”: has the meaning established in item 5.2.6;

1.1.69.    “Total Issue Amount”: has the meaning established in item 4.3.1; and

1.1.70.    “Unit Par Value”: has the meaning established in item 5.1.6.

CLAUSE II    AUTHORIZATION

2.1.    This Issue Indenture is executed based on the resolution of Issuer’s Board of Directors Meeting, held on August 27, 2018, under article 59, paragraph one, of Law

No. 6,404, of December 15, 1976, as amended (the “BoD Meeting” and the “Corporation Law”, respectively).

CLAUSE III     REQUIREMENTS

3.1.    The ninth (9th) issue of simple, non-convertible, unsecured debentures, in up to three series by Issuer (“Issue”), for public distribution with restricted distribution efforts, under CVM Rule No. 476, of January 16, 2009 (“Restricted Offer” and “CVM Rule No. 476”, respectively), shall occur in observance of the following requirements:

3.2    Waiver of CVM Registration

3.2.1.    The Restricted Offer shall be made under CVM Rule No. 476, thus, with the automatic waiver of the public distribution registration before the CVM, as dealt on article 19 of Law No. 6,385, of December 7, 1976, as amended.

3.3    Registration with ANBIMA - Brazilian Association of Entities of the Financial and Capital Markets

3.3.1.    Due to being a public distribution with restricted efforts, the Restricted Offer may be filed with ANBIMA - Brazilian Association of Entities of the Financial and Capital Markets (“ANBIMA”), under article 1, paragraph 2 of the “ANBIMA Code of Regulation and Best Practices for Public Offers for the Distribution and Acquisition of Securities”, currently in force, exclusively for purposes of sending information to ANBIMA’s database, with such registration being conditioned to the issuance, until the date of the Closing Communication by the lead bookrunner of the Restricted Offer to CVM, of specific guidelines in such sense by the ANBIMA Board of Regulation and Best Practices, under article 9, paragraph 1 of said code.

3.4    Filing and Publication of the BoD Meeting’s Minutes

3.4.1.    The minutes of the BoD Meeting which resolved upon the issue shall be filed with the Commercial Registry of the State of São Paulo (“JUCESP”) and published (i) in the Official Gazette of the State of São Paulo (“DOESP”); and (ii) in newspaper “Valor Econômico”, under article 62, item I, of the Corporation Law.

3.5    Filing of the Issue Indenture and any amendments

3.5.1.    Issuer undertakes to provide Trustee with one (1) original counterpart of this Issue Indenture and any amendments, duly filed with JUCESP, within five (5) Business Days, counted as of the date of such filing.

3.5.2.    Issuer undertakes to request registration before JUCESP of this Issue Indenture and of all amendments to this Issue Indenture within the term of five (5) Business Days of the respective execution date.

3.5.3.    Any amendment to this Issue Indenture shall be executed by Issuer and Trustee, and subsequently filed with JUCESP, under item 3.5.1 above.

3.6.    Distribution, Trading and Electronic Custody

3.6.1.     The Debentures shall be deposited for: (a) distribution in the primary market by means of MDA - Asset Distribution Module (“MDA”), managed and operated by B3 S.A. - Brasil, Bolsa, Balcão – Segmento Cetip UTVM (“B3 - Cetip UTVM Segment”), with the distribution being financially settled by B3 - Cetip UTVM Segment; and (b) trading, in observance of item 3.6.2 below, in the secondary market by means of CETIP21 - Títulos e Valores Mobiliários (“CETIP21”), managed and operated by B3 - Cetip UTVM Segment, with the distribution and trades being financially settled and the Debentures being under the electronic custody of B3 - Cetip UTVM Segment.

3.6.2.     Notwithstanding the provisions of item 3.6.1 above, the Debentures may only be traded in the regulated securities markets among qualified investors, as set forth in article 9-B of CVM Rule No. 539, of November 13, 2013, as amended (CVM Rule No. 539), and after ninety (90) days from the date of each subscription or acquisition by Professional Investors (as set forth below), as provided in articles 13 and 15 of CVM Rule No. 476 and once compliance by Issuer with its obligations set forth in article 17 of CVM Rule No. 476 is verified, and the trading of Debentures shall always observe the applicable legal and regulatory provisions. Under article 13, item II, of CVM Rule No. 476, in case of exercise of firm guarantee, the ninety (90)-day restriction for negotiation of the Debentures in the regulated securities markets shall not be applicable between qualified investors.

CLAUSE IV    CHARACTERISTICS OF THE ISSUE

4.1    Issuer’s Corporate Purpose

4.1.1.    The corporate object of Issuer on this date, according to article 3 of Issuer’s bylaws, is: (i) exploitation of trade, export and import of beauty and hygiene products, toiletries, cosmetics, clothing, food, nutritional complements, medication, including phytotherapic and homeopathic, drugs, pharmaceutical input and house cleaning products, both for human and animal use, and may, for such, perform all acts and carry out all operations related to said end; (ii) exploration of trade, export and import of electrical devices for personal use, jewelry, costume jewelry, articles for the home, articles for babies and children, bedding, tableware and bathroom products, software, phone cards, books, editorial material, entertainment products, phonographic products, and may, for such, perform all acts and carry out all operations related to said end; (iii) the provision of services of any kind, such as services connected to aesthetic treatments, market assistance, registration, planning and risk analysis; and (iv) the organization, participation in and administration of, in any form, companies and businesses of any nature, as partner or shareholder.

4.2.    Issue Number

4.2.1.    This Issue Indenture represents the ninth (9th) issue of Issuer’s debentures.

4.3.    Total Issue Amount

4.3.1.    The total Issue amount shall be one billion reais (BRL 1,000,000,000.00), on the Issue Date (as defined below) (“Total Issue Amount”).

4.4.    Number of Series

4.4.1.    The Issue shall be carried out in up to three series (“First Series Debentures”, “Second Series Debentures” and “Third Series Debentures”, respectively), in the communicating vessels system, and the allocation of Debentures in each series shall be defined as per the Bookbuilding Procedure (as defined below), and Issuer’s allocation interest, it being certain that in case of exercise of the firm guarantee, the provisions of Clause 4.6.1 shall be applicable.

4.4.2.    There will be no minimum or maximum quantity of Debentures or minimum or maximum amount for allocation between the series, in observance that any of the series may not be issued, in which case, the total Debentures shall be issued in the remaining series, as agreed at the end of the Bookbuilding Procedure.

4.4.3.    Except for any express references to the First Series Debentures, Second Series Debentures and Third Series Debentures, any references to “Debentures” shall be understood as references to the First Series Debentures, Second Series Debentures and Third Series Debentures, jointly.

4.5.    Number of Debentures

4.5.1.    One hundred thousand (100,000) Debentures shall be issued, and the quantity of Debentures to be issued in each series of the Issue shall be defined in a system of communicating vessels, pursuant to the Debenture demand by the investors found after the Bookbuilding Procedure is concluded and to Issuer’s allocation interest, it being certain that in case of exercise of firm guarantee, the provisions of Clause 4.6.1 shall be applicable.

4.6.    Placement and Distribution Procedure

4.6.1.    The Debentures will be subject to a public distribution with restricted distribution efforts, as per CVM Rule No. 476, under a firm guarantee regime for the distribution for the entirety of the Debentures, intermediated by the financial institutions that comprise the securities distribution system (“Bookrunners”). The firm guarantee commitment is individual and not jointly between Bookrunners and will follow the terms and conditions to be defined in the “Coordination, Placement and Public Distribution Agreement with Restricted Placement Efforts for Simple, Non-Convertible, Unsecured Debentures, in up to Three Series, under the Firm Guarantee Regime for Placement, of the Ninth (9th) Issue of Natura Cosméticos S.A.” to be entered into with the Bookrunners and Issuer (“Placement Agreement”). The exercise of firm guarantee shall occur in any of the series, at the exclusive discretion of the Bookrunners.

4.6.2.    The start of the Restricted Offer shall be informed by its lead bookrunner to CVM, within five (5) Business Days at the most, counted from the date of the first search for potential investors, under article 7-A of CVM Rule No. 476 (“Start Communication”). The end of the Restricted Offer shall be informed by its lead bookrunner to CVM, by means of sending a Closing Communication (as defined below), within five (5) Business Days at the most, counted from the closing date of the Restricted Offer, under article 8, CVM Rule No. 476 (“Closing Communication”).

4.6.3.    The distribution plan shall comply with the procedure described in CVM Rule No. 476, as set forth in the Placement Agreement, with the Bookrunners, jointly, being able to contact seventy-five (75) Professional Investors at the most and the subscription or acquisition of Debentures being possible for fifty (50) Professional Investors at the most, pursuant to article 3 of CVM Rule No. 476, it being certain that investment funds and managed securities’ portfolios which investment decisions are taken by the same manager shall be deemed a single Investor for purposes of the limits above (“Distribution Plan”).

4.6.4.    “Professional Investors” are those as defined in article 9-A of CVM Rule No. 539, in observance of CVM Rule No. 476 and this Issue Indenture, including, without limitation: (i) financial institutions and other institutions authorized to operate by the Central Bank of Brazil; (ii) insurance companies and capitalization companies; (iii) publicly-held and privately-held supplementary pension entities; (iv) individuals or legal entities with financial investments greater than ten million Reais (BRL 10,000,000.00) and that, additionally, confirm in writing their condition of professional investor; (v) investment funds; (vi) investment clubs, provided that they have a portfolio managed by a securities portfolio manager authorized by CVM; (vii) independent investment agents, portfolio managers, securities analysts and consultants authorized by CVM with respect to their own resources; and (viii) non-resident investors.

4.6.5.    The Parties undertake to not search for investors through stores, offices or establishments open to the public, or through the use of public communication services, such as the press, radio, television and Internet pages open to the public, pursuant to CVM Rule No. 476.

4.6.6.    The Issue and the Restricted Offer may not be increased under any circumstance.

4.6.7.    The distribution of Debentures shall be made under the MD A procedures, managed and operated by B3 - Cetip UTVM Segment, and the Distribution Plan described in Clause IV.

4.6.8.    Upon subscribing and paying the Debentures, the Professional Investors shall sign a statement confirming, among other subjects, (i) that they made their own analysis with respect to Issuer’s payment capacity; (ii) their Professional Investor condition, under Exhibit 9-A of CVM Rule No. 539; and (iii) their awareness, among other things, that: (a) the Restricted Offer was not registered before CVM, and it may be registered with ANBIMA only for database information purposes, under item 3.3.1 above, provided that specific ANBIMA guidelines are issued until the Closing Communication date; and (b) the Debentures shall be subject to the trading restrictions set forth in the applicable regulations and this Issue Indenture, and they shall also, by means of such statement, expressly agree to all terms and conditions herein.

4.6.9.    Issuer undertakes to: (a) not contact or supply information regarding the Issue and/or the Restricted Offer to any Professional Investor, except if previously agreed with the Bookrunners; and (b) inform the Bookrunners, by the immediately subsequent Business Day, of the occurrence of contact it may receive from potential Professional Investors that may express their interest in the Restricted Offer, hereby undertaking to not take any measures in relation to said potential Professional Investors during such period.

4.6.10.    No discount will be granted by the Bookrunners to the Professional Investors interested in acquiring Debentures within the Restricted Offer, and there will be no early reserves or the establishment of maximum or minimum lots, regardless of chronological order.

4.6.11.    No liquidity support fund will be constituted, much less will a liquidity guarantee agreement be executed for the Debentures. Further, no price stabilization agreement will be executed for the price of Debentures in the secondary market.

4.7.    Investment Intention Collection Procedure (Bookbuilding Procedure)

4.7.1.    Pursuant to the Placement Agreement, an investment intention collection procedure shall be adopted, organized by the Bookrunners, without receipt of reserves, without minimum or maximum lots, in observance of article 3 of CVM Rule No. 476, for verification, with the Professional Investors, of the Debentures demand, so as to define: (i) the number of Debentures to be allocated in each series; and (ii) the Compensatory Interest (as defined below) of the respective series (“Bookbuilding Procedure”).

4.7.2.    The result of the Bookbuilding Procedure will be ratified by means of an amendment to this Issue Indenture, with a General Debenture Holders Meeting being waived, pursuant to the provisions of item 12.4.2 below.

4.8.    Settlement Bank and Bookkeeping Agent

4.8.1.    The settlement bank for this Issue shall be Itaú Unibanco S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha, n° 100, Torre Olavo Setúbal, CEP 04.344-902, enrolled with the CNPJ/MF under No. 60.701.190/0001-04 (“Settlement Bank”), and the bookkeeping bank for this Issue shall be Itaú Corretora de Valores S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, n° 3.400, 3° andar, CEP 04.538-132, enrolled with the CNPJ/MF under No. 61,194,353/0001-64 (“Bookkeeping Agent”), and such definitions include any other institution that may succeed the Settlement Bank and/or the Bookkeeping Agent.

4.9.    Allocation of Funds:

4.9.1.    The funds raised by Issuer through the Restricted Offer will be allocated to refinance Issuer’s debts.

CLAUSE V    CHARACTERISTICS OF THE DEBENTURES

5.1.    Basic Characteristics

5.1.1.    Issue Date: For all legal purposes and effects, the issue date of the Debentures shall be September 21, 2018 (“Issue Date”).

5.1.2.    Convertibility, Type and Form: The Debentures shall be simple, non-convertible into shares by Issuer, registered and book-entry, with no issue of certificates or the like.

5.1.3.    Type: The Debentures shall be unsecured, under the terms of article 58, paragraph 4 of the Corporation Law, without any additional security interest or personal guarantees.

5.1.4.    Subscription and Payment Term and Form: The Debentures shall be subscribed for their Unit Par Value added by Compensatory Interest of the respective series, calculated pro rata temporis, from the First Date of Subscription and Full Payment (as defined below) until the date of the actual subscription and full payment. The Debentures shall be paid up, at sight, in Brazilian currency, in the subscription act, under the settlement rules and procedures applicable to B3 - Cetip UTVM Segment. For the purposes of this Issue Indenture, “First Date of Subscription and Full Payment” means the date on which the first subscription and payment of Debentures of the respective series occurs.

5.1.5.    Term of Effectiveness and Maturity Date: The First Series Debentures shall have a term of two (2) years, counted from the Issue Date, maturing on September 21, 2020 (“First Series Maturity Date”), and (ii) the Second Series Debentures shall have a term of three (3) years, counted from the Issue Date, maturing on September 21, 2021 (“Second Series Maturity Date”), and (iii) the Third Series Debentures shall have a term of four (4) years, counted from the Issue Date, maturing on September 21, 2022 (“Third Series Maturity Date” and, jointly with the First Series Maturity Date and the Second Series Maturity Date, the “Maturity Dates”).

5.1.6.    Unit Par Value: The unit par value of the Debentures shall be ten thousand Reais (BRL 10,000.00), on the Issue Date (“Unit Value”).

5.2.    Compensation

5.2.1.    The Unit Par Value of the Debentures shall not be monetarily adjusted.

5.2.2.    On the Unit Par Value of the Debentures, from the First Date of Subscription and Full Payment or from the immediately preceding Date of Payment of Compensatory Interest of the respective series, as the case may be, until the date of its actual payment, compensatory interest shall accrue as defined according to the Bookbuilding Procedure and, in any case, limited to: (i) to one hundred percent (100%) of the accrued variation of the daily average rates of DI - Interbank Deposits of one day, “over extra-group”, expressed as a percentage per year, on the basis of two hundred and fifty-two (252) Business Days, daily calculated and disclosed by B3 — Cetip UTVM Segment, in the daily newsletter made available on its website (http://www.cetip.com.br) (“DI Rate”), plus spread or surcharge of zero point nine percent (0.90%) per base year of 252 Business Days or (b) one hundred and twelve percent (112%) of the accrued variation of the DI Rate, the largest between the two for the First Series Debentures (“First Series Compensatory Interest”).

The determination between the provisions of items (a) and (b) of this item (i) shall be carried out two (2) Business Days before the start of the Bookbuilding Procedure;

(ii)    (a) one hundred percent (100%) of the accrued variation of the DI Rate plus spread or surcharge of one percent (1%) per base year of 252 Business Days, or (b) one hundred and thirteen percent (113%) of the accrued variation of the DI Rate, the largest between the two for the Second Series Debentures (“Second Series Compensatory Interest”). The determination between the provisions of items (a) and (b) of this item (ii) shall be carried out two (2) Business Days before the start of the Bookbuilding Procedure; and

(iii)    (a) one hundred percent (100%) of the accrued variation of the DI Rate plus spread or surcharge of one point fifteen percent (1.15%) per base year of 252 Business Days, or (b) one hundred and fourteen (114%) of the accrued variation of the DI Rate, the largest between the two for the Third Series Debentures (“Third Series Compensatory Interest” and, jointly with the First Series Compensatory Interest and the Second Series Compensatory Interest, the “Compensatory Interest”). The determination between the provisions of items (a) and (b) of this item (iii) shall be carried out two (2) Business Days before the start of the Bookbuilding Procedure.

The Compensatory Interest shall be calculated based on two hundred and fifty-two (252) Business Days, exponentially and cumulatively, pro rata temporis per Business Days passed, from the First Date of Subscription and Full Payment or the immediately preceding Date of Payment of Compensatory Interest, as the case may be. The Compensatory Interest shall be paid at the end of each Capitalization Period (as set forth below).

5.2.3.    Calculation of Compensatory Interest shall observe the following formula:

J = VNe x (FatorJuros - 1)

where:

J = unit par value of the Compensatory Interest, due on each Date of Payment of Compensatory Interest, calculated with eight (8) decimal places not rounded up or down;

VNe = Unit Par Value, informed/calculated with eight (8) decimal places, not rounded up or down;

FatorJuros = Interest factor composed of the variation parameter, plus spread (surcharge), calculated with nine (9) decimal places, rounded up or down, as follows:

FatorJuros = FatorDI x FatorSpread

Where:

FatorDI = product of the DI Rates, from the First Date of Subscription and Full Payment or the immediately preceding date of payment of Compensatory Interest, as the case may be, inclusive, until the calculation date, exclusive, calculated with eight (8) decimal places, rounded up or down, as follows:

where:

n = total number of DI Rates considered in the calculation of the product, where “n” is an integral number;

k = Corresponds to the number of order of the DI Rates, ranging from “1” to “n”;

p = (i.a) 100.00 (i.b) up to 112.00 for First Series Debentures; (ii.a) 100.00 or (ii.b) up to 113.00 for Second Series Debentures; and (iii.a) 100.00 or (iii.b) up to 114.00 for Third Series Debentures, as applicable, according to the provisions in Clause 5.2.2 above.

TDIk = DI Rate, of k order, expressed daily, calculated with eight (8) decimal places, rounded up or down, ascertained as follows:

where:

DIk = DI Rate, of k order, disclosed by B3 - Cetip UTVM Segment, expressed as a percentage per year, used with two (2) decimal places;

FatorSpread = Surcharge, calculated with nine (9) decimal places, rounded up or down, as follows:

Where:

spread = (i) up to zero point nine (0.9000), if any, for the First Series Debentures, (ii) up to one integer (1.0000), if any, for the Second Series Debentures, and (iii) one point fifteen (1.1500), if any, for Third Series Debentures, according to the provisions in Clause 5.2.2 above; and

n = number of Business Days between the First Date of Subscription and Full Payment or the immediately preceding Compensatory Interest payment date, as the case may be,

including such date, and the calculation date, excluding such date, with “n“ being an integral number.

Notes:

1)    The factor resulting from the expression (1 + TDIk) is considered with sixteen (16) decimal places, not rounded up or down.

2)    The product of the factors (1 + TDIk) is obtained, and for each accrued factor, the result is truncated with sixteen (16) decimal places, applying the next daily factor and so on, until the last one to be considered.

3)    Once the factors are accrued, the resulting “Fator DI” is considered with eight (8) decimal places, rounded up or down.

4)    The factor resulting from the expression (Fator DI x FatorSpread) shall be considered with nine (9) decimal places, rounded up or down.

5)    The DI Rate shall be used considering an identical number of decimal places disclosed by the entity responsible for calculating it.

5.2.4.    For purposes of this Issue Indenture, “Capitalization Period” is, for the first Capitalization Period, the time interval starting on the First Date of Subscription and Full Payment and ending on the first Date of Payment of Compensatory Interest, and for the other Capitalization Periods, the time interval starting on a Date of Payment of Compensatory Interest and ending on the subsequent Date of Payment of Compensatory Interest. Each Capitalization Period succeeds the previous one with no interruption, until the Maturity Date.

5.2.5.    In case of temporary unavailability of the DI Rate upon the payment of any monetary obligation set forth in this Issue Indenture, the “TDIk” ascertainment shall use the latest DI Rate available on such date, with no financial offsetting being due, either by Issuer or the Debenture Holders, upon the subsequent disclosure of the applicable DI Rate.

5.2.6.    In the lack of ascertainment, disclosure or in case of limitation and/or extinction of the DI Rate for a term greater than ten (10) Business Days counted from the expected ascertainment or disclosure date (“DI Rate Absence Period”), or also, in case of extinction or inapplicability of the DI Rate due to legal provision or court order, Trustee shall convene a General Debenture Holders Meeting for First Series Debentures (“General First Series Debenture Holders Meeting”), a General Second Series Debenture Holders Meeting (“Second Series General Debenture Holders Meeting”) and a General Debenture Holders Meeting of Third Series Debentures (“General Third Series Debenture Holders Meeting”), pursuant to and under the terms set forth in article 124 of the Corporation Law and Clause X below, in order to set forth, out of common agreement with Issuer, in observance of the applicable regulations, the new parameter to apply, which shall reflect the parameters used in similar situations occurring at the time (“Replacement Rate”) of the respective series. The General First Series Debenture Holders Meeting, General Second Series Debenture Holders Meeting and General Third Series Debenture Holders Meeting shall be called by Trustee within five (5) Business

Days, at the most, counting from the last day of the DI Rate Absence Period or the extinction or inapplicability of the DI Rate due to legal or court order, whichever happens first. Until such parameter is resolved upon, in order to calculate the amount of any monetary obligations set forth in this Issue Indenture, and for each day of the period when rates are absent, the formula set forth in item 5.2.3 above shall be used, and for the “TDIk” ascertainment, the latest DI Rate officially disclosed shall be used, with no offsetting being due between Issuer and the Debenture Holders upon the resolution of a new compensation parameter for the First Series Debentures, the Second Series Debentures and the Third Series Debentures, as the case may be.

5.2.7.    In case the DI Rate is disclosed before a General First Series Debenture Holders Meeting, a Second Series General Debenture Holders Meeting and a General Third Series Debenture Holders Meeting is held, said General Debenture Holders Meetings shall no longer be held, and use of the DI Rate as of the date of its maturity shall resume for calculation of the Compensatory Interest of the respective series.

5.2.8.    In case there is no agreement on the Replacement Rate between Issuer and the Debenture Holders representing, at least, two thirds (2/3) of the total Outstanding First Series Debentures, Outstanding Second Series Debentures and Outstanding Third Series debentures, or in the case of lack of installation quorum in a second (2nd) call, as the case may be, Issuer shall redeem and, consequently, cancel in advance the total First Series Debentures, Second Series Debentures and Third Series Debentures, as the case may be, without paying any kind of fine or premium, within thirty (30) days counted from the date of the respective General First Series Debenture Holders Meeting, General Second Series Debenture Holders Meeting and General Third Series Debenture Holders Meeting, or the date on which they should have occurred, as the case may be, by their Unit Par Value, added by Compensatory Interest of the respective series, calculated pro rata temporis, since the First Date of Subscription and Full Payment or the immediately preceding Date of Payment of Compensatory Interest of the respective series, as the case may be, until the date of effective redemption payment and consequent cancellation set forth in this item 5.2.8. In such case, in order to calculate the Compensatory Interest applicable to the First Series Debentures, Second Series Debentures and Third Series Debentures to be redeemed and consequently canceled, for each day of the DI Rate Absence Period, the formula set forth in item 5.2.3 above shall be used, and for the “TDIk” ascertainment, the latest officially disclosed DI Rate shall be used.

5.2.9.    Any holders of First Series Debentures, Second Series Debentures and Third Series Debentures, as the case may be, at the end of the Business Day prior to each Date of Payment of Compensatory Interest (as defined below) shall be entitled to the payments set forth in this clause.

5.2.10.    For purposes of this Issue Indenture, “Business Day” is understood as any day, except Saturdays, Sundays and national holidays.

5.3.    Amortization of Principal:

5.3.1.    The Unit Par Value of the Debentures shall be repaid on the respective Maturity Dates of each series.

5.4.    Compensatory Interest Payment

5.4.1.    Notwithstanding the payments resulting from any early maturity of the obligations arising from the Debentures, under the terms provided for in this Issue Indenture, the Compensatory Interest shall be paid, on a half-yearly basis, as of the Date of Issuance, with the first payment maturing on March 21, 2019, and the other payments maturing every 21st day of March and September until the respective Maturity Dates, as per the schedule below (each payment date is a “Date of Payment of Compensatory Interest”):

Installment No.	Date of Payment of Compensatory Interest of the First Series Debentures
01	March 21, 2019
02	September 21, 2019
03	March 21, 2020
04	September 21, 2020

Installment No.	Date of Payment of Compensatory Interest of the Second Series Debentures
01	March 21, 2019
02	September 21, 2019
03	March 21, 2020
04	September 21, 2020
05	March 21, 2021
06	September 21, 2021

Installment No.	Date of Payment of Compensatory Interest of the Third Series Debentures
01	March 21, 2019
02	September 21, 2019
03	March 21, 2020
04	September 21, 2020
05	March 21, 2021
06	September 21, 2021
07	March 21, 2022
08	September 21, 2022

5.5     Scheduled Rollover

5.5.1.    The Debentures shall not be subject to scheduled renegotiation.

5.6.    Payment Place

5.6.1.    Any payments to which the Debenture Holders are entitled, and also any payment related to any other amounts due under the Issue Indenture, shall be made on the same day of their maturity, using the procedures adopted by B3 - Cetip UTVM

Segment, in case the Debentures are under the latter’s electronic custody. Debentures not under the custody of B3 - Cetip UTVM Segment shall be paid by the Debentures’ Settlement Bank or in Issuer’s principal place of business, as the case may be.

5.7.    Term Extension

5.7.1.    The terms corresponding to the payment of any obligation by any of the parties, including the Debenture Holders, as set forth in and arising from this Issue Indenture, shall be deemed extended, with regard to the payment of the subscription price, until the first (1st) subsequent Business Day, if their maturity falls on a date when banks are not open in the city of São Paulo, State of São Paulo, on national holidays, on Saturdays or Sundays, without any accretion to the amounts to be paid, with the exception of cases where payment must be made through B3 - Cetip UTVM Segment, in which case, there will only be an extension when the payment date falls on a national holiday, a Saturday or a Sunday.

5.8.    Fine and Default Interest

5.8.1.    Without prejudice to the Debentures’ Compensatory Interest, in case of any delay in the payment of any sum due to the Debenture Holders, the delayed debts shall be subject to: (i) a non-compensatory default fine of two percent (2%) on the due and unpaid amount; and (ii) default interest calculated pro rata temporis from the default date until the date of actual payment, at a rate of one percent (1%) per month, on such due and unpaid sum, regardless of notice, notification or judicial or extrajudicial summons, in addition to the expenses incurred in charging.

5.9    Delay in the Receipt of Payments

5.9.1.    Without prejudice to item 5.7.1 above, if the Debenture Holders do not come to receive the amount corresponding to any of the monetary obligations owed by Issuer, on the dates set forth herein, or in a communication published by Issuer, on the terms hereof, they shall not be entitled to receive the Debentures’ Compensatory Interest and/or late payment charges set forth herein from the date when the corresponding amount is provided by Issuer to the Debenture Holders, however, they are assured the rights acquired until the date the funds become available.

5.10.    Subscription and Full Payment and Form

5.10.1.     The Debentures shall be paid up, at sight, in Brazilian currency, on the subscription date, for their Unit Par Value added by Compensatory Interest, calculated pro rata temporis, from the First Date of Subscription and Full Payment until the date of the actual subscription and full payment, under the settlement rules applicable to B3 - Cetip UTVM Segment.

5.11.    Disclosure

5.11.1.    All acts and decision taken as a result of this Issue that, in any way, encompass interests of the Debenture Holders shall be mandatorily disclosed in the press entities where Issuer usually employs for its publications, as well as Issuer’s page on the Internet (http://natura.infoinvest.com.br/), it being certain that, in case Issuer changes its disclosure newspaper after the Issue Date, it shall notify Trustee, informing the new vehicle, and disclose, in the previously used newspapers, a notice to the Debenture Holders informing the new vehicle.

5.12.    Proof of Ownership of the Debentures

5.12.1.    Issuer shall not issue Debenture certificates. For all legal purposes, the ownership of the Debentures shall be proved by the statement of the Debentures deposit account, issued by the Bookkeeping Agent. In addition, for Debentures under the electronic custody of B3 - Cetip UTVM Segment, the statement issued by B3 - Cetip UTVM Segment in the name of the Debenture Holder shall be accepted as ownership evidence.

5.13.    Immunity or Exemption of the Debenture Holders

5.13.1.    If any Debenture Holder is entitled to any kind of tax immunity or exemption, it shall send to the Settlement Bank and Bookkeeping Agent, with copy to Issuer, at least ten (10) Business Days prior to the date set for the receipt of any sums connected to the Debentures, documents proving said tax immunity or exemption, under penalty of having the amounts owed under the tax legislation in force deducted from its profits.

5.13.2.    The Debenture Holder that has submitted the documentation proving its condition of immunity or tax exemption, pursuant to item 5.13.1 above, and that has this condition altered and/or revoked by a normative provision, or because it no longer meets the conditions and requirements that may be prescribed in the applicable legal provision, or, further, that has this condition challenged by a competent judicial, fiscal or regulatory authority, or, further, that has this condition altered and/or revoked for any other reason that not those mentioned in this item 5.13.2, shall communicate this fact in detail and in writing to the Bookkeeping Agent and Settlement Bank, with copy to Issuer, as well as provide any additional information in relation to the subject that it is requested thereto by the Bookkeeping Agent and Settlement Bank or by Issuer.

5.13.3.    Even if Issuer has received the documentation referred to in item 5.13.1 above, and as long as it has legal grounds therefor, Issuer has to option to deposit in court or discount any amount related to the Debentures the taxes it understands to be due.

5.14.    Optional Acquisition

5.14.1.    Issuer may, at any time, observing the terms set forth in CVM Rule No. 476, acquire Debentures, as defined below, observing the provision of paragraph 3 of article 55 of the Corporation Law. The Debentures acquired by Issuer may be canceled, be held in Issuer’s treasury, or be replaced on the market, observing the restrictions imposed by CVM Rule No. 476. The Debentures acquired by Issuer to be held in treasury pursuant to this item, if and when replaced on the market, shall be entitled to the same Compensatory Interest applicable to the other Debentures.

5.15.    Risk Rating

5.15.1.    Standard & Poor’s Ratings do Brasil Ltda. was engaged as credit rating agency of the Debentures (“Credit Rating Agency”). During the effectiveness of the

Debentures, Issuer shall maintained the Credit Rating Agency engaged for the annual updating of the risk rating of the Debentures, and, in case of replacement, the procedure set forth in item 8.1, letter (ee) below shall be observed.

CLAUSE VI     EARLY REDEMPTION AND EXTRAORDINARY REPAYMENT

6.1.    The Issuer may not carry out the early redemption or the extraordinary repayment of the Debentures.

CLAUSE VII    EARLY MATURITY

7.1.    Observing the provision of items 7.2 and 7.3 below, Trustee shall consider the early maturity of all obligations related to the Debentures and require the payment, by Issuer of the Unit Par Value added by the Compensatory Interest, calculated pro rata temporis from the First Date of Subscription and Full Payment or the Date of Payment of Compensatory Interest immediately before, as the case may be, to the date of the effective payment, and other charges due and not paid up to the early maturity date, calculated as established by the law, in the occurrence of the following situations described below, being each an “Early Maturity Event”:

(a)    non-compliance, by Issuer, of any non-pecuniary obligation provided for in this Issue Indenture, as long as it is not remedied within ten (10) days from the date of its knowledge or the date of receipt, by Issuer, of a notice to that effect to be sent by Trustee, whichever occurs first, provided that, for obligations that have a specific remedy period, said 10-day period will not apply;

(b)    non-compliance, by Issuer, with any monetary obligation related to the Issue and/or to the Debentures, as long as it is not remedied within two (2) Business Days from the respective original maturity date;

(c)    non-renewal, cancellation, revocation or suspension of the authorizations and licenses, including the environmental ones, for the regular exercise of the activities developed by Issuer and/or by any of its Relevant Subsidiaries (as defined below), the lack thereof results in a Material Adverse Effect (as defined below), unless, within thirty (30) days from the date of said non-renewal, cancellation, revocation or suspension, Issuer proves to the Debenture Holders, represented by Trustee, the existence of a judicial or administrative order authorizing the continuity of the activities of Issuer or of its Relevant Subsidiaries, as the case may be, or suspending the effects of said act until the renewal or obtaining of said license or authorization;

(d)    request of judicial reorganization or the submission of a request of negotiation of extrajudicial reorganization plan, to any creditor or class of creditors, made by Issuer or by any of its controlled companies;

(e)    the filing or the commencement, against Issuer, of proceedings aiming at the judicial reorganization or extrajudicial reorganization, such proceedings or motion shall not be extinguished or suspended within fifteen (15) calendar days from its filing or, regarding the Relevant Subsidiaries, the granting of the judicial reorganization or the ratification of the extrajudicial reorganization;

(f)    extinction, liquidation, winding-up, request of self-bankruptcy, request of bankruptcy not dismissed within the legal term or decreeing of bankruptcy of Issuer or of any of its controlled companies;

(g)    change in the corporate nature of Issuer, including the change of Issuer to a limited liability company, pursuant to articles 220 to 222 of the Corporation Law;

(h)    failure to comply with any final and unappealable decision against Issuer and/or any of its Relevant Subsidiaries, in an individual or aggregate amount greater than the amount equivalent in Reais to fifty million Reais (BRL 50,000,000.00), or the corresponding amount in other currencies, within fifteen (15) days from the date set for payment or in a smallest term, if so defined in such decision;

(i)    conduct of Issuer’s capital decrease, after the Issue Date, with no consent from the Debenture Holders representing two-thirds (2/3) of the Outstanding Debentures, gathered at a General Debenture Holders Meeting, except for a capital decrease to absorb losses, pursuant to article 173 of the Corporation Law;

(j)    default, not remedied within the respective remedy period, or early maturity of any financial obligations to which Issuer or any of its Relevant Subsidiaries are subject, in the domestic or international market, in an individual or aggregate amount greater than sixty million Reais (BRL 60,000,000.00), or its corresponding amount in other currencies;

(k)    protest of credit instruments against Issuer or any of its Relevant Subsidiaries in an individual or aggregate amount greater than fifty million Reais (BRL 50,000,000.00), or the corresponding amount in other currencies, for which payment Issuer or any of its Relevant Subsidiaries is responsible, unless, within twenty (20) Business Days from said protest, it is validly proved to Trustee by Issuer that: (i) the protest was made by mistake or in bad faith by a third party; (ii) the protest was canceled or preliminarily suspended; or, further, (iii) bonds were posted in court;

(l)    transfer or any form of assignment or promise of assignment to a third party by Issuer, of the obligations assumed in the Issue Indenture, without the consent of the Debenture Holders representing two-thirds (2/3) of the Outstanding Debentures, gathered at a General Debenture Holders Meeting;

(m)    change in the direct or indirect share control of Issuer that results in (i) the substitution of at least two-thirds (2/3) of the members of the board of officers or of the board of directors of Issuer without the consent of the Debenture Holders representing two-third (2/3) of the Outstanding Debentures, gathered at a General Debenture Holders Meeting; or (ii) the lowering of the risk rating assigned to Issuer at the time of the change to the share control;

(n)    merger, including merger of shares, of Issuer with any third party or conduct, by Issuer, of consolidation, spin-off or other form of corporate reorganization involving Issuer, except if: (i) said events occur within Issuer’s economic group; or (ii) upon previous consent of Debenture Holders representing two-thirds (2/3) of the Outstanding Debentures, gathered at a General Debenture Holders Meeting, or exclusively in case of merger, spin-off or consolidation, if it is ensured to the Debenture Holders that so wishes, during the minimum term of six (6) months from the date of the publication of the minutes of the Meeting related to the corporate reorganization transaction, the redemption of the Debentures they hold, pursuant to article 231 of the Corporation Law;

(o)    payment of dividends, of interest on net equity or of any other participation in the profits set forth in Issuer’s bylaws, if Issuer is in default regarding its monetary obligations in this Issue Indenture, observing any remedy periods, except for the payment of the mandatory minimum dividend set forth in article 202 of the Corporation Law;

(p)    change or amendment to the corporate purpose of Issuer that materially changes the activities performed by Issuer on the Issue Date, unless upon prior consent of the Debenture Holders representing two-thirds (2/3) of the Outstanding Debentures, gathered at a General Debenture Holders Meeting;

(q)    proof of untruthfulness, inaccuracy or inconsistency of any statement made by Issuer in this Issue Indenture that results in a Material Adverse Effect, and provided that, exclusively in case of inaccuracy or inconsistency, it is not remedied by Issuer within thirty (30) days from its verification; or

(r)    non-compliance, by Issuer, with the financial index set forth below (“Financial Index”), to be appraised every six months by Issuer, according to the table below and followed by Trustee, based on the financial statements of Issuer:

(i)    the financial index arising from the ratio of dividing the Net Debt (as defined below) by the EBITDA (as defined below), which shall be equal to or lower than what is set forth in the table below:

12-Month period ended on:	Financial Index
December 31, 2018 June 30, 2019	three point five (3.50)
December 31, 2019 June 30, 2020	three point twenty-five (3.25)
December 31, 2020 June 30, 2021	three (3.00)
December 31, 2021 June 30, 2022	three (3.00)

(ii)     for the calculation of the Financial Index above, the following definitions apply, according to the audited financial statements of Issuer: (a) “Net Debt” means, on consolidated basis, the sum of the balances of the debts of Issuer, including debts of Issuer before individuals and/or legal entities, such as third-party loans, borrowings and financings, issue of fixed income instruments, convertible or not, in the local and/or international markets, and obligations regarding the payment in installments of taxes and/or fees; minus the cash availabilities, Leasing (as defined below) and Hedge Adjustments (as defined below); (b) “Leasing” means the amount assigned to such definition in the “Performance Comments” of Issuer, ancillary to the financial statements; (c) “Hedge Adjustments” means the amount assigned to such definition in the “Performance Comments” of Issuer, ancillary to the financial statements; and (d) “EBITDA” means, on a consolidated basis, gross profit, deducted from operating expenses, excluding depreciation and repayment, added by other operating revenues or expenses, as the case may be, throughout the last four (4) quarters covered by the most recent consolidated financial statements made available by Issuer, prepared according to the generally-accepted accounting principles in Brazil.

7.1.1.    For purposes of this Issue Indenture: (i) “Material Adverse Effect” means any event that has a material negative impact in the financial and economic conditions of Issuer and that affects its capacity to comply with the monetary obligations set forth in this Issue Indenture; and (ii) “Relevant Subsidiaries” means any company: (a) in which Issuer holds, directly or indirectly, over fifty percent (50%) of its share capital, and (b) the gross revenue of which represents ten percent (10%) or more of the consolidated gross revenue of Issuer.

7.2    The occurrence of any of the events indicated in letters (b), (d), (e), (f), (g), (i), (l), (o) of item 7.1 above shall cause the automatic early maturity of the Debentures; regardless of any consultation to the Debenture Holders, of notification or judicial or extrajudicial notice, and Trustee shall, however, immediately send to Issuer a written communication informing the knowledge of such occurrence.

7.3.    In case of occurrence of the events set forth in the letters of item 7.1 not listed in item 7.2 above, Trustee shall call a General First Series Debenture Holders Meeting, General Second Series Debenture Holders Meeting and General Third Series Debenture Holders Meeting, within two (2) Business Days from the date when it becomes aware of said event or it is so informed by the Debentures holders, in order to resolve on any non-declaration of the early maturity of the First Series Debentures, of the Second Series Debentures or Third Series Debentures, as the case may be, observing the call procedure set forth in Clause X below and the specific quorum established in item 7.3.1 below. The General Debenture Holders Meetings set forth in this Clause may also be called by Issuer, or as per item 9.1 below.

7.3.1    The General Debenture Holders Meetings dealt with in item 7.3 above, which will be convened observing the quorum set forth in item 10.23 of this Issue Indenture, may choose, whether on first call by resolution of the First Series Debenture Holders, the Second Series Debenture Holders or the Third Series Debenture Holders, as the case may be, that represent at least two-thirds (2/3) of the Outstanding First Series Debentures, two-thirds (2/3) of the Outstanding Second Series Debentures or two-third (2/3) of the Outstanding Third Series Debentures, as the case may be, for not declaring the early maturity of the Debenture they hold.

7.3.2.    If (i) the General Debenture Holders Meeting of the General First Series Debenture Holders Meeting, the General Second Series Debenture Holders Meeting or the General Third Series Debenture Holders Meeting mentioned in item 7.3 is not convened due to lack of quorum, or (ii) the exercise of the option set forth in item 7.3.1 above is not approved by the minimum resolution quorum, it shall be interpreted by Trustee as an option of the First Series Debenture Holders, the Second Series Debenture Holders or the Third Series Debenture Holders, as the case may be, to declare the early maturity of the Debentures they hold.

7.4.    In the event of early maturity of the First Series Debentures, the Second Series Debentures or the Third Series Debentures, as the case may be, by Trustee, it shall be immediately notify Issuer, which undertakes to pay the Unit Par Value of the Debentures added by the respective Compensatory Interest, calculated pro rata temporis from the First Date of Subscription and Full Payment or from the Date of Payment of Compensatory Interest immediately before, as the case may be, due until the date of the effective payment of the First Series Debentures, the Second Series Debentures or the Third Series Debentures, as the case may be, added by the amounts due as late payment charges set forth in this Issue Indenture, from the date of the effective default, in the cases of events of non-compliance with monetary obligations, as well as any other amounts that may be due by Issuer pursuant to this Issue Indenture.

7.5.    The payment of the amounts mentioned in item 7.4 above, as well as of any other amounts that may be due by Issuer pursuant to this Issue Indenture, shall be made within five (5) Business Days from (i) the date of receipt of the notice on the automatic early maturity of the Debentures, as described above; (ii) the date of the General First Series Debenture Holders Meeting, the General Second Series Debenture Holders Meeting or the General Third Series Debenture Holders Meeting, as the case may be, which did not exercise the option set forth in clause 7.3.1 or (iii) the date of the General First Series Debenture Holders Meeting, the General Second Series Debenture Holders Meeting or the General Third Series Debenture Holders Meeting, as the case may be, which should have occurred, observing the provisions in Clause 7.3.2 of this Issue Indenture, as the case may be, under the penalty of, by not doing so, being further required to pay the late payment charges set forth in this Issue Indenture.

CLAUSE VIII     ADDITIONAL OBLIGATIONS OF ISSUER.

8.1.    Issuer assumes the following obligations:

(a)    to supply to Trustee:

(i)    within ninety (90) days from the date of the end of the each fiscal year, (a) copy of its consolidated and audited financial statements, related to the respective fiscal year, prepared in accordance with the generally accepted accounting principles in Brazil, accompanied by the report of the management and by the opinion of the independent auditors, if they are not available in CVM’s website or in Issuer’s website; and (b) declaration signed by legal representatives with powers to do so, certifying that: (1) the provisions contained in the Issue Indenture remain valid; (2) there was no events of Early Maturity Event as set forth in Clause 7.1 of this Issue Indenture, and there is no default of the obligations of Issuer before Debenture Holders and Trustee set forth in this Issue Indenture, observing any remedy periods; and (3) no acts in disagreement with the bylaws of Issuer were practiced;

(ii)    within ninety (90) days from the date of the end of the first fiscal semester, (a) copy of its consolidated and reviewed financial statements, related to the respective fiscal semester, prepared in accordance with the generally accepted accounting principles in Brazil, accompanied by the report of the management and by the opinion of the independent auditors, if they are not available in CVM’s website or in Issuer’s website;

(iii) within five (5) Business Days from the date of availability of the financial statements referred to in items (i) and (ii) above, with the demonstration of the calculation of the Financial Index made by Issuer containing all items necessary to the verification of the Financial Index, under penalty of impossibility of said Financial Index being followed by Trustee, which can request from Issuer or independent auditors of Issuer all the additional clarifications that may be necessary;

(iv)    within at most five (5) days from the receipt of the request, any material clarification within the scope of the Issue that may be requested thereto, in writing, by Trustee in relation to Issuer or, further, in the interest of Debenture Holders, to the extent that: (a) such information does not have a commercial and strategic nature and does not result from confidentiality obligations assumed by Issuer before third parties; or (b) the provision of such information is not prohibited by the legislation or regulation to which Issuer or its economic group are subject. Extraordinarily, in an urgency manner and to defend the legitimate interests of the Debenture Holders, including to verify the occurrence of an Early Maturity Event, Trustee may set forth another term to comply with its requests; and

(v)    copy of the notices to Debenture Holders, of material facts, as defined in CVM Rule No. 358, of January 3, 2002, as amended (“CVM Rule No. 358”), as well as minutes of the general Meetings and of the meetings of the board of directors of Issuer, as applicable, which, in any way, involve interest of Debenture Holders, within five (5) Business Days from the date of publication or, if they are not published, from the date they occurred;

(b)    to convene, pursuant to Clause X below, a General. Meeting to deliberate on any matter directly or indirectly related to this Issue, in case Trustee has to do so in accordance with this Issue Indenture, but fails to do so;

(c)    to inform Trustee, within two (2) Business Days from the knowledge by Issuer, on the occurrence of any of the situations of early maturity set forth in item 7.1 of this Issue Indenture;

(d)    to comply with all determinations issued by CVM, including by sending documents, and also providing the information are requested therefrom;

(e) not to perform transactions foreign to its corporate purpose, with due regard for the provisions of the bylaws, legal and regulatory rules in force;

(f)    to notify, within five (5) Business Days from the knowledge by Issuer, Trustee on any change in the financial, economic, commercial, operational, regulatory or corporate conditions or in the businesses of Issuer, which (i) causes a Material Adverse Effect; or (ii) causes the financial statements or information provided by Issuer to no longer reflect the actual financial conditions of Issuer;

(g)    to communicate, within two (2) Business Days from the knowledge by Issuer, to Trustee, the occurrence of any event or situation of which it is aware and which may affect in a negative manner its ability to timely comply with the main and ancillary obligations, in whole or in part, assumed pursuant to this Issue Indenture;

(h)    not to practice any act in disagreement with the bylaws and this Issue Indenture, in particular those that may directly or indirectly compromise the timely and full compliance with the main and ancillary obligations assumed before Debenture Holders, pursuant to this Issue Indenture;

(i)    to comply with all main and ancillary obligations assumed pursuant to this Issue Indenture, including regarding the allocation of the funds raised through the Issue;

(j)    to maintain engaged during the effectiveness of the Debentures, at its costs, the Settlement Bank, the Bookkeeping Agent, Trustee and the negotiation system in the secondary market through CETIP21;

(k) to pay any taxes, charges, fees or expenses that levy or may be levied on the Issue and that are the responsibility of Issuer;

(l)    to pay all expenses provenly incurred by Trustee, as long as previously approved by Issuer, that may be necessary in order to protect the rights and interests of Debenture Holders or to realize its credits, including attorney’s fees and other expenses and costs incurred by virtue of the collection of any given amount owed to Debenture Holders pursuant to this Issue Indenture;

(m)    to obtain and maintain valid and in force, during the term of effectiveness of the Debentures, licenses, permits, grants, studies, certificates and authorizations, as applicable, for the good operation of Issuer’s businesses, other than those the absence of which does not result in a Material Adverse Effect, undertaking to adopt the preventive and recovery measures and actions, intended to avoid and correct any environmental damage found, resulting from the activity described in its corporate purpose and being liable only and exclusively for the allocation of the financial funds that it may obtain with the Restricted Offer;

(n) to prepare financial statements for the end of the year and, as the case may be, consolidated statements, in conformity with the Corporation Law and with the regulation enacted by CVM;

(o)    to observe the provisions of CVM Rule No. 476 and CVM Rule No. 358 regarding the duty of secrecy and prohibitions to the negotiation, as well as to disclose in its page in the worldwide web the occurrence of material fact, as defined by article 2 of CVM Rule No. 358 and by article 17, item VI, of CVM Rule No. 476, immediately informing the Bookrunners and Trustee;

(p) to submit its financial statements to auditing by an independent auditor registered with CVM;

(q)    to disclose its financial statements, accompanied by explanatory notes and opinion of the independent auditors, in its page in the worldwide web, within three (3) months from the end of the fiscal year, and to maintain such financial statements in its page in the worldwide web for at least three (3) years from its availability pursuant to article 17, items III and IV, of CVM Rule No. 476;

(r)    to provide all the information that may be requested by CVM or by B3 - Cetip UTVM Segment;

(s)    to maintain valid and in good standing, until the date of full payment of the Debentures presented in this Issue Indenture, where applicable;

(t)    maintain the Company’s registration as publicly-held company up-to-date before the CVM;

(u)    to maintain its accounting books updated and carry out the respective registrations in accordance with the generally accepted accounting principles in Brazil;

(v)    provide clarifications to the Debenture Holders and Trustee within the maximum term of ten (10) calendar days from the respective request, or in a smaller term, if so determined by the relevant authority, on the infraction notices carried out by governmental authorities or a fiscal, environmental or competition nature, among others, in relation to Issuer, that result in a Material Adverse Effect;

(w)    to comply with the environmental legislation regarding the National Environmental Policy, the Resolutions of CONAMA - National Environmental Council - and the other labor and supplementary environmental legislation and regulations in force, including those related to the occupational safety and health defined in the regulatory rules of the Ministry of Labor and Employment - MTE and of the Human Rights Office of the Presidency of the Republic, adopting the preventive or recovery measures and actions intended to avoid and correct any damage to the environment and to its workers as a result of the activities described in its corporate purpose, except in cases where, in good faith, Issuer is discussing its application in the courts and/or before the competent authority. Issuer further undertakes to conduct all diligences required for this activity, preserving the environment and complying with the determinations of the municipal, state, district and federal bodies that subsidiarily may legislate or regulate the environmental rules in force, except in cases where, in good faith, Issuer is discussing its application in the courts and/or before the competent authority;

(x)    to notify Trustee within two (2) Business Days of the convening, by Issuer, of any General Debenture Holders Meeting;

(y)    to attend the General Debenture Holders Meeting, whenever requested;

(z)    to comply with the laws, regulations, administrative rules and determinations of governmental bodies, agencies, courts or tribunals, applicable to the conduct of its business, except by those challenged in good faith at the administrative and/or judicial spheres;

(aa)    to send to B3 - Cetip UTVM Segment: (i) the information disclosed at the worldwide web set forth in letters (o) and (q) above; (ii) documents and information required by that entity within the term requested;

(bb)    to refrain from adopting practices of work similar to slavery and illegal work of children and adolescents in the performance of its activities;

(cc)    to inform and send the organizational chart, all financial data and corporate acts necessary to prepare the annual report, pursuant to CVM Rule No. 583, that may be requested by Trustee, which must be duly sent by Issuer within thirty (30) days prior to the end of the term for availability at CVM. The referred organizational chart of Issuer’s corporate group must also contain controlling companies, controlled companies, common control, affiliates, and companies in a control block, at the end of each fiscal year;

(dd) to comply with any domestic or foreign law or regulation, in force in the jurisdictions where Issuer has a branch or where its Relevant Subsidiaries have their headquarters, against corruption practices or acts harmful to the public administration, as applicable (“ Anticorruption Laws”), undertaking to maintain or establish policies and procedures that ensure full compliance with Anticorruption Laws, and to provide full knowledge of such rules to all of their respective employees, as well as to communicate to Trustee if it becomes aware of any act or fact that violates the Anticorruption Laws. and

(ee)     to maintain engaged the Credit Rating Agency, to carry out the risk rating of the Debentures of this Issue, as well as to (a) annually update the risk rating of the Debentures, until the Maturity Date; (b) disclose or allow that the credit rating agency fully disclose to the market the report with the summaries of the risk rating; (c) deliver to Trustee the risk rating reports prepared by the credit rating agency within five (5) Business Days from the date of its receipt by Issuer; and (d) communicate to Trustee, within three (3) Business Days, any change and the commencement of any review process of the risk rating; it being certain that, in case the credit rating agency engaged ceases its activities in Brazil or, for any reason, is or becomes prevented from issuing the risk rating of the Debentures, Issuer shall (i) engage another credit rating agency without the need for approval of the Debenture Holders, it being sufficient to notify Trustee, provided that such credit rating agency is Moody’s Latin America, Standard & Poor’s Ratings do Brasil Ltda. or Fitch Ratings; or (ii) notify Trustee within one (1) Business Day and call the General Debenture Holders Meeting, so that they define the substitute credit rating agency. and

(ff)    sent the original copy of the acts and meetings of the Debenture Holders that are part of the Issue and are filed with JUCESP to Trustee.

8.2    Issuer hereby undertakes, on an irrevocable and irreversible basis, to ensure the transactions it practices within the scope of B3 - Cetip UTVM Segment are always supported by good market practices, with full and perfect observance of the rules applicable to the matter, exempting Trustee from any and all liability for claims, losses and damages, loss of profits and/or incidental damages to which the failure to observe such rules gives cause, provided that they have provenly not been generated by the action or omission of Trustee.

CLAUSE IX     TRUSTEE

9.1.    Appointment

9.1.1.    Issuer hereby constitutes and appoints as Trustee of the Debenture Holders of this Issue to Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, identified in the preamble of this Issue Indenture, which hereby accepts the appointment to, pursuant to the law and to this Issue Indenture, represent the group of Debenture Holders.

9.1.2.    Trustee hereby represents that it has verified the truthfulness of the information included in this Issue Indenture and that it has made diligences in order to remedy the omissions, failures or defects of which it has become aware.

9.2.    Trustee’s Compensation

9.2.1.    An annual compensation corresponding to nine thousand Reais (BRL 9,000.00), where the first installment will be due on the first Thursday after fifteen (15) days from the date of execution of this Issue Indenture and the other installments on the same day of the subsequent years, will be due by Issuer to Trustee, as fees for the performance of the duties and attributions incumbent thereupon, pursuant to the law and to this Issue Indenture. The first installment shall be due even if the Issue is not paid-up, as structuring and implementation services.

9.2.2.    The installments mentioned in item 9.2.1 above will be adjusted by the positive variation of the IGP-M/FGV [General Market Price Index/Getulio Vargas Foundation] or, in its absence, by the index that may replace it, from the date of the first payment to the following payment dates, calculated pro rata die, if necessary.

9.2.3.    In case of default on the payment of any amount due, the debts in arrears shall be subject to a contractual fine of two percent (2%) on the debt amount, as well as to default interest of one percent (1%) per month. The amount of the debt in arrears shall be subject to monetary adjustment according to the IGP-M/FGV [General Market Price Index/Getulio Vargas Foundation], applicable from the default date until the date of the effective payment, calculated pro rata die.

9.2.4.    The compensation does not include expenses considered necessary to the exercise of the role of Trustee, during the implementation or effectiveness of the service, which will be covered by Issuer, pursuant to item 9.6.1 below.

9.2.5.    The installments mentioned in item 9.2.1 above will be added by the following taxes: ISS (Tax on Services of Any Nature), PIS (Contribution to the Social Integration Program), CSLL (Social Contribution on Net Profit), IRRF (Income Tax Withheld at the Source), COFINS (Social Security Financing Contribution) and any other tax that may be levied on the compensation of Trustee, at the tax rates in force at each payment date.

9.2.6.    The compensation set forth in this clause will be due even after the maturity of the Debentures, if Trustee is still exercising the activities inherent to their title in relation to the Issue, compensation that will be calculated proportionally to the months of work of Trustee.

9.3.    Replacement

9.3.1.    In the event of impediment, waiver, intervention, judicial or extrajudicial liquidation, a General Debenture Holders Meeting shall be held within a maximum term of thirty (30) days from the event causing such vacancy, in order to choose the new Trustee, which may be called Issuer or by Debenture Holders representing at least ten percent (10%) of the Outstanding Debentures. In case the meeting is not convened within fifteen (15) days prior to the end of the aforementioned term, it shall be incumbent upon Issuer to perform it. In exceptional cases, CVM may convene such General Debenture Holders Meeting or appoint a temporary replacement.

9.3.2.    The compensation of the new trustee will be the same as already set forth in this Issue Indenture, unless another one is negotiated with Issuer.

9.3.3.    In the event that Trustee is prevented from continuing to perform its duties due to circumstances supervening this Issue Indenture, it shall promptly inform the fact to Issuer and to Debenture Holders, by calling a General Debenture Holders Meeting, requesting its replacement.

9.3.4.    Debenture Holders may, after the end of the term for the distribution of the Debentures in the market, replace Trustee and indicate its substitute, in a General Debenture Holders Meeting specially called for that end, observing the provision of item 9.3.2 above.

9.3.5.    The replacement of Trustee shall be informed to CVM within seven (7) Business Days from the date of the filing mentioned in item 9.3.6 below.

9.3.6.    The permanent replacement of Trustee shall be object of an amendment to this Issue Indenture, which shall be filed at JUCESP, as per item 3.4.1 of this Issue Indenture.

9.3.7.    Trustee shall be vested in its functions from the date of the execution of this Issue Indenture or, in case of a substitute trustee, at the date of the execution of the corresponding amendment to the Issue Indenture, and it shall remain in the exercise of its functions until its effective replacement or until the full payment of the outstanding balance of the Debentures, whichever occurs first.

9.3.8.    The rules and provisions in this regard enacted by act(s) of CVM shall apply to the cases of replacement of Trustee.

9.4.    Duties of Trustee

9.4.1.    In addition to other duties set forth in law, in CVM’s normative rule or in this Issue Indenture, Trustee has the following duties and attributions:

(i)    exercise its activities in good faith, transparency and loyalty toward the Debenture Holders;

(ii)    protect the rights and interests of the Debenture Holders, employing, in the exercise of their duty, the care and thoroughness that every active and honest man usually employees in the management of their own assets;

(iii)    resign from office in the event of supervening conflicts of interest or of any other type of disqualification, and immediately call a General Debenture Holders Meeting to resolve on their own replacement;

(iv)    take full responsibility for the contracted services, under the legislation in force;

(v)    conserve and safeguard the documentation related to the exercise of their duties;

(vi)    verify, upon accepting office, the consistency of the information contained in this Issue Indenture, taking all necessary steps to cause any omissions, flaws, or defects of which they becomes aware, to be cured;

(vii)    cause, along with Issuer, that this Issue Indenture and its respective amendments be registered with the relevant bodies, adopting, in case of omission of Issuer, the measures that may be set forth in law;

(viii)    monitor the provision of the periodical information, warning the Debenture Holders, in the annual report mentioned in item (xiii) below, of any inconsistencies or omissions of which they may be aware;

(ix)    request, when deeming necessary, update certificates from state civil distributors (including bankruptcy, judicial reorganization and tax enforcement actions), federal distributions, from the Public Treasury Courts, Protest Offices. Labor Courts and the Public Treasury Attorney Office of the courts of the city where Issuer’s main offices are located or the domicile of Issuer, as well as any other judicial districts where Issuer may carry out its activities;

(x)    whenever necessary, to request an independent audit on Issuer;

(xi)    call, when necessary, a General Debenture Holders Meeting, in accordance with this Issue Indenture;

(xii)    attend the General Debenture Holders Meeting in order to provide any information requested thereto;

(xiii)    create a report intended for the Debenture Holders, pursuant to the provisions in article 68, paragraph 1, line “(b)”, of the Corporation Law and of article 15 of CVM Rule No. 583, of December 20, 2016, as amended (“CVM Rule No. 583”), which shall contain at least the following information:

(a)    compliance by Issuer with its obligations to provide periodical information indicating any inconsistencies or omissions of which it may become aware;

(b)    changes to the bylaws occurred in the period with material effects on the Debenture Holders;

(c)    comments on Issuer’s economic, financial and capital structure indicators related to contractual clauses designed to protect the interest of the holders of securities and that establish conditions that should not be breached by Issuer;

(d)    number of issued Debentures, quantity of Outstanding Debentures and canceled balance for the period;

(e)    redemption, amortization, renegotiation and payment of interest of the Debentures realized in the period;

(f)    allocation of the funds raised by means of the Issue, according to information provided by Issuer;

(g)    compliance with other obligations undertaken by Issuer in this Issue Indenture;

(h)    statement on the absence of a conflict of interest situation that would prevent Trustee from continuing to exercise such duties; and

(i)    existence of other issues of securities, whether public or private, made by Issuer, by an affiliate, controlled company, controlling company or a company that is a member of the same group as Issuer’s, in which it has acted as a trustee in the same period , as well as the following data on such issues, (1) name of the offering company; (2) number of issued Securities; (3) issue amount; (4) type and guarantees involved; (5) maturity and interest rate; and (6) pecuniary default in the period.

(xiv)    make available the report mentioned in item (xii) above on its website, within no longer than four (4) months, counted as of the end of Issuer’s fiscal year;

(xv)    maintain up to date the list of Debenture Holders and their addresses, including by means of request of information made to Issuer, to the Bookkeeping Agent and B3 - Cetip UTVM Segment, it being certain that for purposes of complying with the provisions of this item, Issuer and the Debenture Holders, as soon as they subscribe, pay up or acquire the Debentures hereby expressly authorize the Bookkeeping Agent and B3 - Cetip UTVM Segment to disclose, at any time, the position of the Debentures, as well as the list of Debenture Holders;

(xvi)    oversee the compliance with the clauses included in this Issue Indenture, especially those imposing positive and negative covenants;

(xvii)    communicate to the Debenture Holders any default, by Issuer, of financial obligations undertaken in this Issue Indenture, including those clauses intended to protect the interest of the Debenture Holders and that establish conditions that must not be violated by Issuer, indicating the consequences for the Debenture Holders and the measures it intends to take with respect to the matter, within seven (7) Business Days counted as of awareness, by Trustee, of the default;

(xviii)    render an opinion on the sufficiency of the information provided in the proposals of changes to the conditions of the Debentures; and

(xix)    make the unit value of the Debentures available on a daily basis to the Debenture Holders and the market participants, through its assistance center and/or its website.

9.5.    Specific Powers and Duties

9.5.1.    In case of default of any of the conditions of the Issue, Trustee must use any and all measures set forth in law or herein to protect rights or defend the interests of the Debenture Holders, as set forth in article 12 of CVM Rule No. 583.

9.5.2.    The Trustee shall not issue any kind of opinion or make any kind of judgment regarding the guidance about any fact of the Issue which is Debenture Holders’ responsibility to define, undertaking only to act in accordance to the Debenture Holders’ instructions provided by the Debenture Holders. In this regard, Trustee shall not have any responsibility related to the result or the legal effects arising from the strict compliance with the Debenture Holders’ guidance provided to such Trustee and reproduced to Issuer, regardless of any damages that may be caused thereby to the Debenture Holders or to Issuer. Trustee’s operation is limited to the scope of CVM Rule No. 583 and the applicable articles of the Corporation Law, being exempt, in any form or under any context, from any additional responsibility that has not arisen from the applicable legislation.

9.5.3.    Without prejudice to the diligence duty of Trustee, Trustee shall assume that the original documents or certified copies of the documents provided by Issuer or by third parties at the request thereof were not contemplated by fraud or forgery. Trustee shall not, under any circumstances, be responsible for the creation of corporate documents of Issuer, with Issuer remaining with a legal and regulatory obligation to create them, pursuant to the applicable legislation.

9.5.4.    Trustee shall be responsible for verifying, upon acceptance of the duties, the veracity, completeness of the technical and financial information included in any documents that may be sent thereto with the purpose of informing, complementing, clarifying, rectifying or ratifying the information contained in this Issue Indenture, ensuring any omissions, flaws or defects of which Trustee may learn are cured, pursuant to the provisions of item V of article 11 of CVM Rule No. 583.

9.5.5.    Any acts or pronouncements on the part of Trustee that create a liability for the Debenture Holders and/or hold third parties harmless from obligations toward them, as well as those related to due compliance with the obligations undertaken herein, may only be valid when previously resolved upon at a General Debenture Holders Meeting by the quorum set out in item 9.6 below; unless otherwise set out in this Issue Indenture.

9.6.    Expenses

9.6.1.    Issuer shall reimburse Trustee for all reasonable and usual expenses in which it has provenly incurred so as to protect the rights and interests of Debenture Holders or to realize its credits, upon payment of the respective invoices along with a copy of the respective receipts, directly issued on behalf of Issuer or by means of reimbursement, it being certain that such expenses must, where possible, be previously approved by Issuer.

9.6.2.    The reimbursement to which this item 9.6 refers shall be carried out on the first Thursday after fifteen (15) days as of the performance of the respective issue of the invoice or request for reimbursement requested to Issuer.

9.6.3.    All expenses in which Trustee incurs to protect the interests of the Debenture Holders shall be, where possible, approved in advance and advanced by the Debenture Holders and, subsequently, reimbursed by Issuer upon receipt. Such expenses include expenditure with Reasonable Attorney’s Fees, including of third parties, deposits, indemnities, court costs and fees related to actions filed by Trustee, provided that they are related to the solution of the default, as representative of the Debenture Holders. Any expenses, deposits and court costs arising from the loss of suit in court actions shall be equally borne by the Debenture Holders, as well as the remuneration and reimbursable expenses of Trustee, in case Issuer remains in default in relation to their payment for a period longer than thirty (30) consecutive days, and Trustee may request a guarantee from the Debenture Holders to cover the risk loss of suit expenses.

9.6.4.    The Trustee, however, is hereby aware and agrees with the risk of not having such expenses previously approved and/or reimbursed by Issuer or by the Debenture Holders, as the case may be, in case they have been carried out against (i) criteria of common sense and reasonability generally accepted in commercial relationship of the gender or (ii) the fiduciary duty that is inherent thereto.

9.6.5.    The expenses referred to in this item 9.6 shall include those incurred with:

(i)    the publication of reports, notices and communications, as provided for in this Issue Indenture, and others that may be required based on applicable regulations;

(ii)    collection of certificates and expenses with notary public and mail when necessary for the performance of Trustee’s duties;

(iii)    photocopies, scanning, submission of documents;

(iv)    costs incurred with telephone calls related to the issue;

(v)    transfer between the Federation States and respective accommodation, transportation and food, when necessary for the performance of the duties; and

(vi)    any additional, special or expert surveys that may become crucial, in case of omissions and/or obscure points in the information pertaining to the strict interests of the Debenture Holders.

9.6.6.    Any of Trustee’s credit for previously approved expenses, where possible, which it has made so as to protect rights and interests or realize credits of Debenture Holders, which has not been paid off as described in items 9.6.1 and 9.6.2 above, shall be added to Issuer’s debt, with the latter having preference in the order of payment, pursuant to the provisions of paragraph 5 of article 68 of the Corporation Law.

9.7.    Trustee’s Representations

9.7.1.    The Trustee, appointed in this Issue Indenture, represents, under the penalties of the law:

(i)    that it has not legal impediment, pursuant to paragraph 3 of article 66, of the Corporation Law, to exercise the duty bestowed thereupon;

(ii)    it accepts the duties attributed to it herein, and assumes all duties and attributions set forth in the specific legislation and in this Issue Indenture;

(iii)    fully accepts this Issue Indenture, all its clauses and conditions;

(iv)    it has no connection with Issuer that could prevent it from performing its duties;

(v)    it is aware of the applicable regulations enacted by the Central Bank of Brazil and the CVM;

(vi)    it is duly authorized to enter into this Issue Indenture and comply with its obligations set out herein, having met all legal and bylaws requirements for such purpose;

(vii)    it is not included in any of the events of conflict of interests set forth in article 6 of CVM Rule No. 583;

(viii)    it is duly qualified to act as a trustee, according to the applicable regulations in force;

(ix)    this Issue Indenture constitutes a legal, valid, binding, and effective obligation of Trustee, enforceable in accordance with its terms and conditions;

(x)    the execution of this Issue Indenture and compliance with its obligations set out herein do not violate any obligations previously undertaken by Trustee;

(xi)    it verified the consistency of the information contained in this Issue Indenture, taking due care so that any omissions, flaws or defects that may be known thereto may be cured;

(xii)    the legal representative that signs this Issue Indenture has powers pursuant to the bylaws and/or delegated powers to undertake, on Trustee’s behalf, the obligations hereby established and, being an attorney-in-fact, had their powers lawfully granted, with the respective powers of attorney being in full effect;

(xiii)    it complies with all the laws, regulations, administrative rules and orders from the governmental bodies, independent agencies or courts, applicable to the conduct of its businesses;

(xiv)    on the execution date of this Issue Indenture, as per the organizational chart submitted by Issuer, for purposes of CVM Rule No. 583, Trustee identified that it provide trustee services in issues described pursuant to Exhibit I to this Issue Indenture;

(xv)    ensure now and in the future, as per paragraph 1 of article 6 of CVM Rule No. 583, equal treatment to all debenture holders of any issues of debentures made by Issuer, an affiliate, controlled or controlling company, or a company that is part of the same economic group as Issuer’s where it may act as trustee.

CLAUSE X    GENERAL DEBENTURE HOLDERS MEETING

10.1.    The Debenture Holders may, at any time, hold at a General Debenture Holders Meeting, as set forth in article 71 of the Corporation Law, in order to resolve on matters of interest to the pooling of Debenture Holders (“General Debenture Holders Meeting”).

10.1.1.    When the matter to be resolved upon is specific to the holders of First Series Debentures, holders of Second Series Debentures or holders of Third Series Debentures, they may, individually and at any time, in accordance with the provisions of article 71 of the Corporation Law, meet at a General Meeting, which shall be held separately, so as to resolve upon a matter of interest to the pooling of Debenture holders of Debentures of the respective series, as the case may be.

10.1.2.    The procedures set out in this Clause X shall be applicable jointly with the General Debenture Holders Meetings of all series; and individually for the General Debenture Holders Meetings of each one of the respective series; as the case may be. The quorums mentioned in this Clause X shall be calculated taking into account the total number of Outstanding Debentures or the Outstanding Debentures of the respective series, as the case may be.

10.2     Call.

10.2.1.    The General Debenture Holders Meeting may be convened by Trustee, by Issuer, by Debenture Holders representing ten percent (10%) at least of the Outstanding Debentures or the Outstanding Debentures of the respective series, as the case may be, of by CVM.

10.2.2.    The call notice shall occur by means of an announcement published at least three (3) times in press channels where Issuer publishes, subject to other rules regarding the publication of call notices of General Meetings contained in the Corporation Law, the applicable regulations and this Issue Indenture.

10.2.3.    The General Debenture Holders Meeting shall be held within at least fifteen (15) days from the date on which the first call notice is published. The General Debenture Holders Meeting, at second call, may only be held within at least five (8) consecutive days from the date scheduled for the General Debenture Holders Meeting to be called to order at first call.

10.2.4.    Those resolutions taken by the Debenture Holders, within the scope of their legal authority, with due regard to the quorums established in this Issue Indenture, shall be existing, valid and effective before Issuer and shall be binding upon all holders of Outstanding Debentures or Outstanding Debentures of the respective series, as the case may be, regardless of having attended the General Debenture Holders Meeting or any vote cast at the respective General Debenture Holders Meeting.

10.2.5.    Regardless of the formalities set out in the legislation applicable to this Issue Indenture, a General Debenture Holders Meeting shall be deemed regular when holders of all Outstanding Debentures or of Outstanding Debentures of the respective series are present, regardless of publications and/or notices.

10.3.    Instatement Quorum

10.3.1    The General Debenture Holders Meeting shall be instated, at first call, with the presence of Debenture Holders representing at least half of the Outstanding Debentures or the Outstanding Debentures of the respective series, as the case may be and, at second call, with any given quorum.

10.3.2.    For purposes of the creation of any and all instatement or and/or resolution quorums of the General Debenture Holders Meeting set out in this Issue Indenture, the following is considered: (i) “Outstanding Debentures” are all subscribed Debentures, excluding those held in treasury by Issuer and those held by controlled companies by, or affiliates of, Issuer (whether directly or indirectly), controlling (or control group) companies under common control or managers of Issuer, including, but not limited to, persons directly or indirectly related to any of the previously mentioned persons; (ii) “Outstanding First Series Debentures” all subscribed First Series Debentures, excluding those held in treasury by Issuer and those held by companies controlled by, or affiliates of, Issuer (whether directly or indirectly), controlling (or control group) companies under common control or managers of Issuer, including, but not limited to, persons directly or indirectly related to any of the previously mentioned persons; (iii) “Outstanding Second Series Debentures” all subscribed Second Series Debentures, excluding those held in treasury by Issuer and those held by companies controlled by, or affiliates of, Issuer (whether directly or indirectly), controlling (or control group) companies under common control or managers of Issuer, including, but not limited to, persons directly or indirectly related to any of the previously mentioned persons. and (iv) “Outstanding Third Series Debentures” all subscribed Third Series Debentures, excluding those held in treasury by Issuer and those held by companies controlled by, or affiliates of, Issuer (whether directly or indirectly), controlling (or control group) companies under common control or managers of Issuer, including, but not limited to, persons directly or indirectly related to any of the previously mentioned persons.

10.4.    Presiding Board

10.4.1.    The presidency of the General Debenture Holders Meeting shall be incumbent upon the Debenture Holder elected by the Debenture holders or to whomever is designated by the CVM.

10.5.    Resolution Quorum

10.5.1.    Upon the resolutions of the General Debenture Holders Meeting, each Debenture shall give the right to one vote, with the appointment of an attorney in fact being accepted, who could be Debenture holder or not. Unless otherwise set out in this Issue Indenture, any changes to the terms and conditions of this Issue Indenture shall be approved, whether at first call of the General Debenture Holders Meeting or any other subsequent one, by Debenture Holders representing at least (a) two-thirds (2/3) of the total Outstanding Debentures; or (b) two-thirds (2/3) of the Outstanding Debentures of the respective services, as the case may be.

10.5.2.    The resolutions of the General Debenture Holders Meeting that contemplate changes to the characteristics of the Debentures, such as, (i) Compensatory Interest; (ii) the dates of payment of Compensatory Interest; (iii) the amounts and dates of amortization of the Debentures; (iv) Maturity Date; (v) resolution quorums of General Debenture Holders Meeting set out in this item 10.5.2, must be approved, whether at first call of the General Debenture Holders Meeting or in any other subsequent meeting, by Debenture Holders representing at least ninety percent (90%) of the Outstanding Debentures of the respective series.

10.5.2.1. Unless otherwise set out herein, changes to the cases of early maturity, as set out in item 7.1 above, shall be approved, whether at first call of the General Debenture Holders Meeting or at any other subsequent meeting, by Debenture Holders representing at least ninety percent (90%) of the Outstanding Debentures of the respective series. The quorum set out to amend the cases of early maturity does not bear any relation with the quorum for declaration of early maturity set out in item 7.3.1 above, it being certain that for the performance of the changes set out in this item 10.5.2.1, the General Debenture Holders Meeting shall be jointly held, and the total Outstanding Debentures must be considered for the ascertainment of the instatement and resolution quorums.

10.5.3.    The quorum mentioned in item 10.5.1 above does not include the quorums expressly set out in other Clauses of this Issue Indenture.

10.5.4.    The presence of Issuer’s legal representatives of Issuer at the General Debenture Holders Meeting shall be optional.

10.5.5.     Trustee shall attend the General Debenture Holders Meeting to provide to the Debenture Holders any information requested thereto.

CLAUSE XI    ISSUER’S REPRESENTATIONS AND WARRANTIES

11.1.    Issuer represents and warrants that, on the execution date of this Issue Indenture:

(a)     it is a company duly organized, incorporated and existing under the type of a joint-stock corporation under the Brazilian laws and it is duly authorized to conduct its business, with full powers to hold, own and operate its assets;

(b)    it is duly authorized and, except for the: (i) grant of registration for distribution and trading of the Debentures at B3 - Cetip UTVM Segment, pursuant to the provisions of item 3.6.1 above; (ii) grant of prior consent by the Brazilian Development Bank – BNDES; and (iii) the grant of prior consent by Banco Itaú BBA S.A. or Itaú Unibanco S.A., as the case maybe, it obtained all necessary authorizations, including corporate authorizations, for the execution of this Issue Indenture, for the issue of the Debentures and compliance with its obligations set out herein, having met all legal and bylaws requirements necessary for such purpose. Issuer shall send to Trustee within two (2) Business Days, as of its receipt, the copies of the consents described in items (ii) and (iii);

(c)    the legal representatives that sign this Issue Indenture have powers pursuant to the bylaws and/or delegated powers to undertake, on its behalf, the obligations hereby established and, being attorneys-in-fact, had their powers lawfully granted, with the respective powers of attorney being in full effect;

(d)    the execution of this Issue Indenture, compliance with its obligations set out in this Issue Indenture, issue and distribution of the Debentures do not violate or contradict (i) any agreement or document to which Issuer is a party or through which any of its assets and properties are bound, nor shall it result in (aa) the early maturity of any obligation established in any of such agreements or instruments; (bb) creation of any lien over any asset or property of Issuer, or (cc) termination of such Agreements or instruments; (ii) any law, decree or regulation to which Issuer or any of its assets and properties are subject; or (iii) any orders, decision or administrative, judicial or arbitral award that affects Issuer or any of its assets and property;

(e)    it shall comply with all obligations undertaken pursuant to this Issue Indenture, including, but not limited to, the obligation to allocate the funds obtained through the Issue for the purposes set out in item 4.9.1 of this Issue Indenture;

(f) it is not aware of the existence of any lawsuit, administrative proceeding, arbitration procedure, inquiry or another kind of governmental investigation that may cause a Material Adverse Effect, save for those informed to the market by means of a material fact and/or notice to the market, or stated in the reference form or in the financial statements of Issuer on the date hereof;

(g)    the information and representations contained in this Issue Indenture in relation to Issuer and to the Restricted Offer, as the case may be, are true, consistent, accurate and sufficient;

(h)    there is no connection between Issuer and Trustee that prevents Trustee from fully exercising its duties;

(i)    it is fully aware and fully agrees with the form of disclosure and calculation of the DI Rate, disclosed by B3 - Cetip UTVM Segment, and that the form of calculation of the remuneration of the Debentures was agreed upon with free intent between Issuer and the Bookrunners, subject to the principle of good faith;

(j)    this Issue Indenture constitutes a legal, valid, effective and binding obligation of Issuer, enforceable in accordance with its terms and conditions, with the force of an extrajudicial enforcement instrument pursuant to the provisions of article 784, item I, of the Brazilian Civil Code of Procedure;

(k)    a regulatory authorization for the execution of this Issue Indenture is not necessary for the Issue and the Restricted Offer;

(l)    is complying with the laws, regulations, administrative rules and determinations (including environmental) of governmental bodies, independent agencies, courts or tribunals applicable to the exercise of its activities, including with the provisions in the legislation in force concerning the National Policy of the Environment - Conama, the Anti-corruption Laws and the other supplemental environmental laws and regulations, adopting preventive or reparatory measures and actions intended to prevent or correct any environmental damages arising from the exercise of the activities described in its corporate purpose, except for those the applicability of which is being challenged in good faith either in court and/or before the relevant authority by Issuer or have been communicated to the market by means of a material fact and/or communication to the market, or indicated in the Reference Form or in the financial statements of Issuer;

(m)    the financial statements of Issuer related to the financial years ended on December 31, 2015, 2016 and 2017 are true, complete and correct in all aspects on the date on which they are prepared; reflect, in a clear and accurate manner, the financial and equity positions, results, cash flow transactions of Issuer in the period;

(n)    Issuer, on this date, is observing and complying with its bylaws or any obligations and/or conditions contained in agreements, contracts, mortgages, deeds, loans, credit facility agreements, promissory notes, commercial leasing agreements or other agreements or instruments to which it may be a party, except in cases that they are discussed in good faith in court and/or before the relevant authority, or the counterparty, as the case may be, its applicability or noncompliance with which does not cause a Material Adverse Effect;

(o)    it is fully aware that, under article 9 of CVM Rule No. 476, it may not carry out other public offering of the same type of debentures issued thereby within four (4) months from the date of expiration of the Restricted Offer, unless a new offer is submitted for registration with CVM;

(p)    it is up-to-date with the payment of all local, state, district and federal tax, labor, social security and environmental obligations, and any other obligations imposed by law, except in cases where it is, in good faith, discussing the applicability thereof before a court or the authority with jurisdiction, or which do not cause a Material Adverse Effect; and

(q)    it has valid, effective, and in perfect order and full effect, all authorizations and licenses, including environmental license, applicable to the regular exercise of their activities, except those the absence of which does not result, on this date, in a Material Adverse Effect.

11.2.    The Issuer undertakes to notify, within five (5) Business Days, the Debenture Holders and Trustee in case any of the representations made herein become totally or partially untrue, incomplete or incorrect.

CLAUSE XII    MISCELLANEOUS.

12.1.    Communications

12.1.1.    Any communications to be submitted by any of the parties under the terms of this Issue Indenture shall be submitted to the following addresses:

If to Issuer:

Natura Cosméticos S.A.

Avenida Alexandre Colares, n° 1188, Vila Jaguará

São Paulo - SP

Att.: Messrs. Marco Oliveira and Otávio Tescari

With copy to: Mr. Itamar Gaino Filho

Phone: (11) 4389-7493 / 4389-7814

Email: marcooliveira@natura.net / otaviotescari@natura.net / itamargaino@natura.net

If to Trustee:

Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários

Avenida das Américas, nº. 4200, Bloco 08, Ala B, Salas 302, 303, e 304, Barra da Tijuca

CEP 22640-102 Rio de Janeiro, RJ

Att.: Mr. Marco Aurélio Ferreira, Mrs. Marcelle Santoro and Mrs. Karolina Vangelotti

Phone: (21) 3385-4565

Email: operacional@pentagonotrustee.com.br

To the Settlement Bank:

Itaú Unibanco S.A.

Praça Alfredo Egydio de Souza Aranha, 100

CEP 04344-902 - São Paulo - SP

Att.: André Sales

Phone: (11) 2740-2568

Email: escrituracaorf@itau-unibanco.com.br

To the Bookkeeping Agent:

Itaú Corretora de Valores S.A.

Brigadeiro Faria Lima, 3500, 3º andar

CEP 04538-132 - São Paulo - SP.

Att.: André Sales

Phone: (11) 2740-2568

Email: escrituracaorf@itau-unibanco.com.br

To B3 - CETIP UTVM Segment

B3 S.A. - BRASIL, BOLSA, BALCÃO, CETIP UTVM SEGMENT

Alameda Xingu, n° 350, 1º andar

CEP 06455-030, Alphaville/Barueri - São Paulo

Att.: Superintendence Office of Securities

Phone: (11) 0300-111-1596

Email: Gr.GEVAM-GerenciadeValoresMobiliarios@b3.com.br

12.1.2.    Any communications and notices shall be deemed to have been delivered when registered or with return receipt issued by “Empresa Brasileira de Correios” at the addresses above.

12.1.3.    Changes to any of the addresses above shall be communicated to all parties by Issuer, with the application of the same rule to all the other parties mentioned in this instrument with regard to the obligation of communicating to Issuer.

12.2.    Waiver

12.2.1.    Waiver of any rights arising from this Issue Indenture may not be presumed. Therefore, no delay, omission or forbearance in the exercise of any right, prerogative or remedy to which Trustee and/or the Debenture Holders are entitled, by virtue of any default by Issuer shall hinder such rights, options or remedies, nor shall be construed as a waiver thereto or acceptance in relation to such default, nor shall it constitute any novation or amendment to any other obligations undertaken by Issuer in this Issue Indenture or any precedent in respect of any other default or delay.

12.3.    Registration Costs

12.3.1.    Any and all costs incurred by virtue of the registration of this Issue Indenture and its potential addenda, as well as the corporate acts regarding this Issue, before the relevant registry offices, shall be exclusively borne by Issuer.

12.4.    Amendments

12.4.1.    Any amendments to the terms and conditions of this Issue Indenture shall be effective only by means of their formalization through amendment to be executed by all Parties.

12.4.2.    The necessity to convene the General Meeting is hereby waived to resolve on: (i) correction of material errors, whether it is a gross mistake, a typing error or an mathematical error, (ii) changes to any transaction documents that have already been expressly permitted under the respective transaction document(s) due to the requirements made by CVM, B3, or (iv) due to the updating of the registration data of the Parties, such as the change in the trade name, address and phone number, among others, provided that such changes or corrections referred to in items (i), (ii), (iii) and (iv) above, are not capable of resulting in any losses to the Debenture Holders or any changes in the flow of Debenture Holders, and provided that there are no other additional costs or expenses for the Debenture Holders.

12.5.    Severability in the Issue Indenture

12.5.1.    If any of the provisions in this Issue Indenture are deemed null, invalid or ineffective, all other provisions not affected by such judgment shall prevail, and the parties shall undertake, in good-faith, to replace the affected provision with another which, to the extent possible, produces the same effect.

12.6.    Applicable Law

12.6.1.    This Issue Indenture shall be governed by the laws of the Federative Republic of Brazil.

12.7.    Jurisdiction

12.7.1.    The courts of the Judicial District of the Capital City of the State of São Paulo are hereby elected, with the exclusion of any other court, however privileged it may be.

12.8.    Authorization to Initial

12.8.1.    By this instrument, Issuer authorizes any of the following persons to, on its behalf, initial each page of this Issue Indenture and its respective Exhibit I:

Name	Individual Taxpayers’ Register of the Ministry of Finance (CPF/MF)
Gisele Trindade Kim	031.450.746-95
Isabella Magalhães Pinto Coutinho	095.299.926-96
Marco Aurélio Franceschini Rodrigues de Oliveira	076.638.998-73

In witness whereof, the parties execute this instrument in three (3) counterparts of equal content and form, together with the two (2) undersigned witnesses.

São Paulo, August 27, 2018.

(Signature page 1/3 of the “Private Instrument of Indenture of the 9th Issue of Simple, Non-Convertible, Unsecured Debentures of Natura Cosméticos S.A.”)

NATURA COSMÉTICOS S.A.

[signature]	[signature]
Name: José Antonio de Almeida Filippo	Name: João Paulo Ferreira
Title: Chief Financial and Investor Relations Officer	Title: CEO

(Signature page 2/3 of the “Private Instrument of Indenture of the 9th Issue of Simple, Non-Convertible, Unsecured Debentures of Natura Cosméticos S.A.”)

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

[signature]
Name: [blank]	Nathanny Manhães
Title: [blank]	Individual Taxpayers Register (CPF): 113.345.473-20
Title: Attorney-In-Fact

(Signature page 3/3 of the “Private Instrument of Indenture of the 9th Issue of Simple, Non-Convertible, Unsecured Debentures of Natura Cosméticos S.A.”)

WITNESSES:

[signature]	[signature]
Name: Felipe de Araújo Silva	Name: Jonathan Santos de Oliveira
Individual Taxpayers Register (CPF): 454.428.708-11	Individual Taxpayers Register (CPF): 425.579.438-35
ID (RG) No.: 38.614.219-1	ID (RG) No.: 36.155.975-6

Exhibit I

Issue	5th issue of debentures of Natura Cosméticos S.A. (1st and 2nd series due)
Total Issue Amount	Six hundred million Reais (R$ 600,000,000.00)
Quantity	20,000 (1st series); 20,000 (2nd series); 20,000 (3rd series)
Type	Unsecured
Guarantees	N/A
Maturity Date	02/25/2019 (3rd series)
Compensation	108% of the DI Rate (3rd series)
Classification	Financial Compliance

Issue	6th issue of debentures of Natura Cosméticos S.A. (1st series due)
Total Issue Amount	Eight hundred million Reais (R$ 800,000,000.00)
Quantity	40,000 (1st series); 25,000 (2nd series); 15,000 (3rd series)
Type	Unsecured
Guarantees	N/A
Maturity Date	03/16/2019 (2nd series); 03/16/2020 (3rd series)
Compensation	108.25% of the DI Rate (2nd series); 109% of the DI Rate (3rd series)
Classification	Financial Compliance

Issue	8th issue of debentures of Natura Cosméticos S.A.
Total Issue Amount	One billion and four hundred million Reais (R$ 1,400,000,000.00)
Quantity	One hundred and forty thousand (140,000)
Type	unsecured, with personal guarantee
Guarantees	Surety; Corporate Guarantee by The Body Shop
Maturity Date	08/14/2019
Compensation	110% of the DI rate
Classification	Financial Compliance